Exhibit 99.2

Wynn Resorts Announces Pricing of Private Offering of $750.0 Million Aggregate Principal Amount of Wynn Macau, Limited 5.25% Senior Notes Due 2021

LAS VEGAS – March 13, 2014 – Wynn Resorts, Limited (NASDAQ: WYNN) announced today the pricing by Wynn Macau, Limited (the “Issuer”), a majority-owned subsidiary of Wynn Resorts, Limited, of $750.0 million aggregate principal amount of 5.25% Senior Notes due 2021 (the “Notes”). The Issuer issued $600.0 million aggregate principal amount of 5.25% Senior Notes due 2021 (the “Original Notes”) on October 16, 2013. The Notes will constitute additional Notes under the indenture for the Original Notes, will have the same terms and conditions as those of the Original Notes, save for the issue date and the purchase price, and will be consolidated and form a single series with the Original Notes. The Notes will be issued at 100.75% of principal plus accrued interest from and including October 16, 2013. Wynn Macau, Limited plans to use the net proceeds from the offering for working capital requirements and general corporate purposes.

The Issuer will make the offering pursuant to an exemption under the Securities Act of 1933, as amended (the “Securities Act”). The initial purchasers of the Notes will offer the Notes only to qualified institutional buyers in reliance on Rule 144A under the Securities Act or outside the United States to certain persons in reliance on Regulation S under the Securities Act. The Notes have not been and will not be registered under the Securities Act or under any state securities laws. Therefore, the Issuer may not offer or sell the Notes within the United States to, or for the account or benefit of, any United States person unless the offer or sale would qualify for a registration exemption from the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes described in this press release, nor shall there be any sale of the Notes in any state or jurisdiction in which such an offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

This release contains forward-looking statements, including those related to the offering of Notes and whether or not the Issuer will consummate the offering. Forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements. These risks and uncertainties include, but are not limited to, competition in the casino/hotel and resorts industries, the Issuer’s dependence on existing management, levels of travel, leisure and casino spending, general domestic or international economic conditions, and changes in gaming laws or regulations. Additional information concerning potential factors that could affect the Issuer’s financial results is included in Wynn Macau, Limited’s annual report for the year ended December 31, 2012 and interim report for the six months ended June 30, 2013 and its other reports filed with the Stock Exchange of Hong Kong Limited, and Wynn Resorts, Limited’s periodic reports filed with the Securities and Exchange Commission. Neither Wynn Resorts, Limited nor the Issuer is under any obligation to (and expressly disclaim any such obligation to) update their forward-looking statements as a result of new information, future events or otherwise, except as required by law.

Source: Wynn Resorts, Limited

Wynn Resorts, Limited

Lewis Fanger, Vice President

702-770-7555

investorrelations@wynnresorts.com